Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES THIRD QUARTER 2014 RESULTS

PLEASANTON, Calif., September 4, 2014 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal third quarter ended July 31, 2014.

•	Revenue increased 5% year-over-year to $432.5 million, up 5% in constant currency and excluding the divestiture of Aime. CooperVision (CVI) revenue up 6% to $349.9 million, up 6% in constant currency and excluding the divestiture of Aime. CooperSurgical (CSI) revenue up 1% to $82.6 million.

•	GAAP earnings per share (EPS) $1.80, up 1 cent or 1% from last year’s third quarter.

•	Non-GAAP EPS $1.90 ($2.00 excluding amortization), up 16 cents or 9% from last year’s third quarter. See “Reconciliation of Non-GAAP Results to GAAP Results” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are very proud of our achievements since last quarter. We continued executing on our long-term strategic objectives including announcing and closing the acquisition of Sauflon Pharmaceuticals, a European manufacturer and distributor of soft contact lenses and solutions. We believe this acquisition positions us at the forefront of the single-use market, the fastest growing segment of the soft contact lens industry. Our businesses continue to perform well and we remain excited about the future.”

Third Quarter GAAP Operating Highlights

•	Revenue $432.5 million, up 5% from last year’s third quarter, 5% excluding currency and the divestiture of Aime (CVI’s rigid gas permeable contact lens and solutions business in Japan, sold effective October 31, 2013).

•	Gross margin 65% compared with 65% in last year’s third quarter.

•	Operating margin 22% compared with 23% in last year’s third quarter. The decrease was the result of acquisition related costs. Excluding these costs, operating margins would have been 24%.

•	Depreciation $25.7 million, up 10% from last year’s third quarter. Amortization $6.8 million, down 12% from last year’s third quarter.

•	Total debt increased $3.3 million from October 31, 2013 to $347.9 million. Interest expense $1.5 million compared with $2.3 million in last year’s third quarter.

•	Cash provided by operations $107.9 million, capital expenditures $55.8 million, and excluding acquisition costs $1.7 million, resulted in free cash flow $53.8 million.

Third Quarter CooperVision GAAP Operating Highlights

•	Revenue $349.9 million, up 6% from last year’s third quarter, 6% in constant currency and excluding the divestiture of Aime.

•	Revenue by category:

	(In millions) 3Q14	% of CVI Revenue 3Q14	%chg y/y*	Constant Currency Excluding Aime %chg y/y
Toric	$112.3	32%	11%	9%
Multifocal	38.4	11%	16%	15%
Single-use sphere	73.8	21%	4%	4%
Non single-use sphere, other	125.4	36%	—%	3%

Total	$349.9	100%	6%	6%

*	Excluding the impact of the divestiture of Aime, “Non single-use sphere, other” would have grown 5% year over year and total revenue would have grown 8% year over year.

•	Revenue by geography:

	(In millions) 3Q14	% of CVI Revenue 3Q14	%chg y/y*	Constant Currency Excluding Aime %chg y/y
Americas	$149.5	43%	5%	5%
EMEA	133.9	38%	13%	8%
Asia Pacific	66.5	19%	-4%	7%

Total	$349.9	100%	6%	6%

*	Excluding the impact of the divestiture of Aime, Asia Pacific would have grown 5% year over year and total revenue would have grown 8% year over year.

•	Selected revenue by material:

	(In millions) 3Q14	% of CVI Revenue 3Q14	%chg y/y	Constant Currency Excluding Aime %chg y/y
Silicone hydrogel	$173.7	50%	21%	20%
Proclear®	$88.6	25%	3%	2%

•	Gross margin 65% compared with 65% in last year’s third quarter.

Third Quarter CooperSurgical GAAP Operating Highlights

•	Revenue $82.6 million, up 1% from last year’s third quarter.

•	Revenue by category:

	(In millions) 3Q14	% of CSI Revenue 3Q14	% chg y/y
Office and surgical procedures	$54.5	66%	1%
Fertility	28.1	34%	3%

Total	$82.6	100%	1%

•	Gross margin 65% compared with 64% in last year’s third quarter as lower capital equipment sales within Fertility and growth in certain surgical products increased overall gross margins.

Other

•	On August 6, 2014, completed the acquisition of Sauflon Pharmaceuticals Ltd, a European manufacturer and distributor of soft contact lenses and solutions. Also closed a $700 million 3-year Senior Unsecured Term Loan which matures August 4, 2017.

2014 Guidance

The Company revises its full year fiscal 2014 guidance. Guidance assumes constant currency as of September 4, 2014, and is summarized as follows:

	FY14 Guidance Old	FY14 Guidance New	4Q14 Guidance New
Revenues (In millions)
Total	$1,685 - $1,725	$1,725 - $1,740	$477 - $490
CVI	$1,365 - $1,395	$1,400 - $1,412	$395 - $405
CSI	$320 - $330	$325 - $328	$82 - $85
EPS
Non-GAAP	$6.80 - $7.00	$7.34 - $7.44*	$2.00 - $2.10*

*	Fiscal 2014 non-GAAP EPS guidance excludes actual amortization of intangibles of $0.12 in Q1, $0.12 in Q2, $0.10 in Q3 and forecasted $0.10 in Q4. No amount of amortization of intangibles has been reflected for the yet to be determined intangible assets from the acquisition of Sauflon Pharmaceuticals. For comparability, fiscal 2013 amortization included in non-GAAP EPS was $0.11 in Q1, $0.11 in Q2, $0.12 in Q3 and $0.12 in Q4.

Reconciliation of Non-GAAP Results to GAAP Results

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs related to acquisitions and severance costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. The severance costs in CooperSurgical are not reflective of our ongoing business and operating results. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal third quarter of 2014, our non-GAAP results exclude $4.5 million of acquisition related costs recorded in selling, general and administrative expense and $0.6 million of severance costs recorded in cost of sales and selling, general and administrative expense.

Our fiscal third quarter of 2014 non-GAAP EPS excluding amortization is $2.00. This reflects an adjustment to non-GAAP net income of 10 cents per share or $5.1 million consisting of amortization expense of $6.8 million reduced by $1.7 million for the related tax effect.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report revenue growth excluding the October 31, 2013 divestiture of Aime, we excluded fiscal third quarter of 2013 revenue of $6.0 million.

	Three Months Ended July 31,			Nine Months Ended July 31,
	2014 GAAP	Adjustments	2014 Non-GAAP	2014 GAAP	Adjustments	2014 Non-GAAP
Operating income	$96,565	$5,138	$101,703	$267,111	$6,124	$273,235
Income before income taxes	$94,383	$5,138	$99,521	$261,659	$6,124	$267,783
Provision for income taxes	$5,711	$347	$6,058	$21,087	$420	$21,507
Net income attributable to Cooper Stockholders	$88,067	$4,792	$92,859	$239,070	$5,703	$244,773
Diluted EPS attributable to Cooper stockholders	$1.80	$0.10	$1.90	$4.89	$0.12	$5.01

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal third quarter 2014 financial results and current corporate developments. The dial-in number in the United States is 1-866-515-2913 and outside the United States is +1-617-399-5127. The passcode is 47976288. There will be a replay available approximately two hours after the call ends until Thursday, September 11, 2014. The replay number in the United States is 1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 87221172. This call will also be broadcast live at http://investor.coopercos.com and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 9,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2014 Guidance and all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of the yen, British pound and euro that would decrease our revenues and earnings; acquisition- related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, including the Sauflon acquisition, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers, and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, warning letters, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from the Sauflon acquisition or other acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$173,786	$77,393
Trade receivables, net	261,964	229,537
Inventories	353,384	338,917
Deferred tax assets	39,445	41,179
Other current assets	67,234	60,215

Total current assets	895,813	747,241

Property, plant and equipment, net	843,413	739,867
Goodwill	1,390,911	1,387,611
Other intangibles, net	176,292	198,769
Deferred tax assets	18,633	16,279
Other assets	42,312	47,494

	$3,367,374	$3,137,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$46,492	$42,987
Other current liabilities	251,195	278,266

Total current liabilities	297,687	321,253

Long-term debt	301,449	301,670
Deferred tax liabilities	26,152	24,883
Other liabilities	65,809	65,961

Total liabilities	691,097	713,767

Total Cooper stockholders’ equity	2,657,073	2,404,535
Noncontrolling interests	19,204	18,959

Stockholders’ equity	2,676,277	2,423,494

	$3,367,374	$3,137,261

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2014	2013	2014	2013
Net sales	$432,482	$411,993	$1,249,779	$1,175,873
Cost of sales	151,892	143,719	437,761	412,923

Gross profit	280,590	268,274	812,018	762,950
Selling, general and administrative expense	161,203	152,141	475,095	453,487
Research and development expense	16,070	14,865	48,077	43,008
Amortization of intangibles	6,752	7,660	21,735	22,553

Operating income	96,565	93,608	267,111	243,902
Interest expense	1,499	2,258	4,713	7,268
Gain on insurance proceeds	—	—	—	14,084
Other expense (income), net	683	86	739	(461)

Income before income taxes	94,383	91,264	261,659	251,179
Provision for income taxes	5,711	2,072	21,087	11,585

Net income	88,672	89,192	240,572	239,594
Less: income attributable to noncontrolling interests	605	241	1,502	840

Net income attributable to Cooper stockholders	$88,067	$88,951	$239,070	$238,754

Diluted earnings per share attributable to Cooper stockholders	$1.80	$1.79	$4.89	$4.81

Number of shares used to compute earnings per share attributable to Cooper stockholders	48,922	49,754	48,901	49,623

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 2Q14			Trailing Twelve Months 2014
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$760	3%	8%	$3,075	10%	17%
Other	1,100	3%	4%	4,330	3%	7%

WW Soft Contact Lenses	$1,860	3%	5%	$7,405	6%	10%

Sales by Geography
Americas	$775	7%	3%	$2,990	6%	7%
EMEA	570	3%	9%	2,180	4%	11%
Asia Pacific	515	(3%)	1%	2,235	7%	14%

WW Soft Contact Lenses	$1,860	3%	5%	$7,405	6%	10%

Source: Management estimates and independent market research

COO-E

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